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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") made as of August 3, 2004 between Mines Management, Inc, an Idaho corporation (the "Company"), and Eric Klepfer, an individual residing at 13058 Sherwood Court, Hayden Lake, ID 83835 (the "Employee").

W I T N E S S E T H    T H A T:

        WHEREAS, the Company desires to employ Employee as the Vice President of Operations of the Company for the period and upon and subject to the terms herein provided; and

        WHEREAS, the Employee has represented that he has the requisite experience and competence to perform and supervise engineering and permitting services for the Company; and

        WHEREAS, the Company desires to be assured that Employee will not compete with the Company for the period and within the geographical areas hereinafter specified; and

        WHEREAS, Employee is willing to agree not to compete with the Company in exchange for the opportunity to be employed by the Company; and

        WHEREAS, Employee is willing to agree to be employed by the Company for the period and upon and subject to the terms herein provided;

        NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

        Section 1.    Term of Employment; Compensation.    The Company agrees to employ Employee from the date hereof until August 3, 2007, as an Executive Officer of the Company, in the capacity of Vice President of Operations, with the responsibilities normally associated with such position. The Company will pay Employee for his services during the term of the Employee's employment hereunder at an annual rate of $120,000 Dollars ($120,000), payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. Employee shall also be entitled to participate in all employee benefit plans of the Company on the same terms and conditions as other employees similarly situated, subject to the Company's right, in any event, to modify or terminate such plan. The Company shall pay Employees individual medical insurance premiums and shall provide monthly parking. In addition, Employee shall be granted options to acquire 250,000 shares of the Company's Common Stock on the terms and conditions as set forth in Exhibit A, attached hereto and by this reference incorporated herein.

        Section 2.    Office and Duties.    Employee shall have the usual duties of senior managerial personnel and shall have responsibility to provide engineering and permitting services, to supervise the engineering and permitting operations of the Company, to participate in the management and direction of the Company's business and operations and shall perform such specific other tasks, consistent with the Employee's position as an Executive Officer, as may from time to time be assigned to the Employee by the President or Chief Executive Officer of the Company. Employee shall devote substantially all of his business time, labor, skill, undivided attention, and best ability to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Employee shall not directly or indirectly pursue any other business activity, without the Company's prior written consent. Employee agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company's business.

        Section 3.    Expenses.    Employee shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish.

        Section 4.    Vacation During Employment.    Employee shall be entitled to such reasonable vacations as may be allowed by the Company in accordance with general practices to be established, but in any event not less than three weeks after ninety (90) following execution of this Agreement.

        Section 5.    Additional Benefits.    Nothing herein contained shall preclude Employee, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans that the Company may hereafter in its sole and absolute discretion make available generally to its employees, but the Company shall be required to establish or maintain any such program or plan.

        Section 6.    Termination of Employment.    Notwithstanding any other provision of this Agreement, Employee's employment may be terminated:

          (a)   By either party upon not less than ninety (90) days' written notice.

          (b)   By the Company upon thirty (30) days' notice to Employee if he should be prevented by illness, accident, or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three (3) months during any consecutive twelve (12) month period.

          (c)   In the event of Employee's death during the term of his employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that Employee's legal representative shall be entitled to receive his fixed compensation for the period up to three months after the month in which such death shall have occurred.

          (d)   By the Company, for cause, as defined herein. In the event of termination for cause the Employer may terminate the Employee immediately. Employee shall not be entitled to receive any salary or benefits from and after the date of termination for cause.

For purposes of this Agreement, the term "for cause" shall mean termination by the Company of Employee due to: (i) engaging in illegal conduct including fraud or embezzlement; (ii) being convicted of a felony; (iii) engagement in substance abuse which impairs Employee's ability to perform the duties and obligations of his employment or causes harm to the reputation of the Company; or (iv) the willful breach of Employees duties to the Company after written notice. Any monies owed by the Company to the Employee up to the date of termination shall be paid to the Employee. Employee shall be entitled to no further compensation.

        Section 7.    Proprietary Information.    Employee hereby grants to the Company all right, title, and interest in and to any information concerning discoveries; methods; business plans and practices; enterprises; explorations; mining information; plant design, location, or operation; or any other information affecting the business operations of the Company and any invention, discovery, or improvement conceived or reduced to practice in connection with the services performed hereunder ("Proprietary Information"). Employee will keep signed, witnessed, and dated written records of all such inventions, discoveries, or improvements; will furnish the Company promptly with complete information in respect thereof, and will do all things necessary to protect the interests of the Company therein.

        Section 8.    Confidentiality.    Employee shall not, either during the period of his employment with the Company or for a period of two years thereafter, reveal or disclose to any person outside the Company or use for his own benefit, without the Company's specific written authorization, whether by private communication or by public address or publication or otherwise, any information not already lawfully available to the public concerning any Proprietary Information, whether or not supplied by the Company, and whether or not made, developed, and/or conceived by Employee or by others in the employ of the Company. All originals and copies of any of the foregoing, relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the Company. Upon the termination of Employee's employment in any manner or for any reason, Employee shall promptly surrender to the Company all copies of any of the foregoing, together with any other documents, materials, data, information, and equipment belonging to or relating to the Company's business and in his possession, custody, or control, and Employee shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

        Section 9.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered, or certified mail, postage prepaid, addressed (a) if to Employee, at 13058 Sherwood Court, Hayden Lake, ID 83835 and (b) if to the Company, Glenn Dobbs, President, Mines Management, Inc. 905 W. Riverside Ave. Suite 311, Spokane, WA 99201, or to such other person(s) or address(es) as the Company shall have furnished to Employee in writing.

        Section 10.    Assignability.    If the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its asserts to another corporation, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred. This Agreement shall not be assignable by Employee, but it shall be binding upon and to the extent provided in Section 6 shall insure to the benefit of, his heirs, executors, administrators, and legal representatives.

        Section 11.    Non Competition.    The Company has invested and may in the future be required to invest substantial sums of money, directly or indirectly, to continue and expand the business heretofore conducted by it and in connection therewith, and as Employee recognizes that the Company would be substantially injured by Employee disclosing to others, or by Employee using for his own benefit, any Proprietary Information or any of the other types of information referred to in Section 7 or other confidential or secret information he has obtained or shall obtain as an employee of the Company, or that he may now possess and that he has made available to the Company, Employee agrees that during the period of his employment hereunder and for a period ending on the third anniversary of the date of Employee's termination of Employment with the Company.

          (a)   Neither he nor any member of his family will be interested, directly or indirectly, as an investor in any other business or enterprise in the United States similar to that of the Company or in competition with the Company (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue); and

          (b)   He will not, directly or indirectly, for his own account or as employee, officer, director, partner, joint venturer, or otherwise, engage within the States of Montana and Idaho, in any phase of the business of mineral exploration and development or otherwise compete with the Company in such geographic area in any other business in which the Company is engaged and for which he has responsibility.

        Employee and the Company are of the belief that the period of time and the area herein specified are reasonable, in view of the nature of the business in which the Company is engaged and purposes to engage, the state of its property development, and Employee's knowledge of this business. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

        Section 12.    Entire Agreement.    This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter thereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

        Section 13.    Expenses.    Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided.

        Section 14.    Equitable Relief.    Employee recognizes and agrees that the Company's remedy at law for any breach of the provisions of Sections 7 or 8 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law. If Employee engages in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remunerations, or moneys or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Employee that such parties may have under this Agreement or applicable law.

        Section 15.    Waivers and Further Agreements.    Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or an other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

        Section 16.    Amendments.    This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent, or discharge is sought.

        Section 17.    Severability.    If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

        Section 18.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

        Section 19.    Section Headings.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 20.    General Provisions.

          (a)   Employee further agrees that his obligations under Sections 7, 8, and 9 of this Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Employee, upon expiration of this Agreement or otherwise).

          (b)   Employee represents and warrants to the Company that he is not now under any obligations to any person, firm, or corporation, and has no other interest that is inconsistent or in conflict with this Agreement, or that would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his employment.

        Section 21.    Gender.    Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

        Section 22.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the law of Washington. Venue for any action arising from or in connection with this Agreement shall be in Spokane County, Washington.

        IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

Mines Management, Inc.
By:	/s/ GLENN M. DOBBS Glenn M. Dobbs, President
Employee	/s/ ERIC KLEPFER Eric Klepfer

EXHIBIT A
STOCK OPTIONS

On the date of employment, Employee shall be granted 250,000 stock options subject to the following terms and conditions.

The options are issued pursuant to the Company's 2003 Stock Option Plan, as amended.

The options shall be Incentive Stock Options.

The exercise price of the options shall be the closing price of the Company's common stock on the American Stock Exchange on August 30, 2004.

The term of the options shall be 5 years from the date of vesting, but in no event later than 10 years from the date of grant.

The options shall vest according to the following schedule:

Option to acquire 100,000 shares	upon execution of this Employment Agreement.
Option to acquire 25,000 shares	upon completion and filing of a Plan of Operations with the U.S. Forest Service.
Option to acquire 25,000 shares	six (6) months following U.S. Forest Service's acceptance of the Plan of Operations.
Option to acquire 100,000	upon Company's receipt of a Record of Decision (ROD) from the U.S. Forest Service regarding the Company's Montanore Project.

In the event that the ROD has not been received by the Company on or before the date that is 20 months from filing the Plan of Operations with the U.S. Forest Service, then options to acquire 5,000 shares shall be cancelled for each month or any portion of such month thereafter until the date on which the ROD has been received by the Company

August 3, 2004

Mr. Eric Klepfer
13058 Sherwood Court
Hayden Lake, ID 83835

Dear Eric,

        Pursuant to Section Two of the Employment Agreement between yourself and Mines Management (Mines) dated this date, relating to your pursuing other activities and employment while in the employ of Mines Management, it is understood by the Company that you currently have a working relationship with Sterling Mining Company of Coeur d'Alene, Idaho, and L & W Stone, a California corporation.

        As we have discussed, you will phase out of any obligation to and work for Sterling Mining Company by the end of 2004 and you will continue to perform consulting work for L & W Stone. This arrangement is agreeable to Mines Management providing that your work for L & W Stone is done in a manner and at a time that will not detract from your obligation to Mines for your full time and attention. In the event such consulting work should require time or attention from performance of your responsibilities with Mines you will so notify the Company to make a pro rata allowance in your compensation for the time taken away from the Company's work.

        It is further understood that you will not accept other consulting obligations without written consent of the company.

Sincerely,	Accepted by,
/s/ GLENN M. DOBBS Glenn M. Dobbs President and Chief Executive Officer	/s/ ERIC KLEPFER Eric Klepfer
GMD/ms

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  Exhibit 10.4